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                                                                      EXHIBIT 99


List of Pending Cases

          In addition to those pending cases previously reported in Exhibit 99 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Exhibit 99 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, Registrant has been named as a defendant in the following smoking and health proceeding:

          Adkins, C. v. The American Tobacco Company, et al., Circuit Court of West Virginia, Kanawha County, May 31, 2000.
          Anderson, D. v. The American Tobacco Company, et al., Circuit Court of West Virginia, Kanawha County, May 30, 2000.
          Brown, V. v. The American Tobacco Company, et al., Superior Court of California, Sacramento County, April 18, 2000.
          Cotton, A. v. The American Tobacco Company, et al., Superior Court of California, Sacramento County, April 18, 2000.
          Decie, W. v. Fortune Brands, Inc., et al., United States District Court, Eastern District of New York, April 21, 2000.
          Doolittle, M. v. The American Tobacco Company, et al., Superior Court of New Jersey, Law Division, Gloucester County, May 22, 2000.
          Madonia, K. v. The American Tobacco Company, et al., District Court of Iowa, Madison County, June 13, 2000.
          McCarn, M. v. The American Tobacco Company, et al., Superior Court of California, Sacramento County, April 18, 2000.
          Star, S. v. The American Tobacco Company, et al., Superior Court of New Jersey, December 13, 1999.

List of Terminated Cases

          No smoking and health proceedings to which Registrant is a party have been terminated that have not been previously reported as such.